Northwest Bancshares, Inc. Merger with Penns Woods Bancorp, Inc. Receives Regulatory and Shareholder Approval Completion of Merger Expected to Take Place in Late July 2025 COLUMBUS, OH (APRIL 23, 2025) — Northwest Bancshares, Inc. (“Northwest”) (Nasdaq: NWBI) today announced that it has received all regulatory and shareholder approvals required to complete the previously announced merger of Penns Woods Bancorp, Inc. (“Penns Woods”) (Nasdaq: PWOD) with and into Northwest and the merger of Penns Woods’ wholly-owned subsidiary banks, Jersey Shore State Bank and Luzerne Bank each with and into Northwest Bank, a Pennsylvania-chartered savings bank and wholly-owned subsidiary of Northwest, with Northwest Bank as the surviving bank. The Federal Deposit Insurance Corporation has approved the merger of Jersey Shore State Bank and Luzerne Bank with and into Northwest Bank, and the Pennsylvania Department of Banking and Securities has approved the merger of Penns Woods with and into Northwest and the merger of the subsidiary banks. In addition, the Federal Reserve Bank of Cleveland has granted Northwest a waiver of its merger application requirements. Penns Woods shareholders approved the company’s proposed merger with and into Northwest at a special shareholders’ meeting held on April 22, 2025. The completion of the merger is expected to take place in late July 2025. About Northwest Bancshares, Inc. Headquartered in Columbus, Ohio, Northwest Bancshares, Inc. is the bank holding company of Northwest Bank. Founded in 1896, Northwest Bank is a full-service financial institution offering a complete line of business and personal banking products, as well as employee benefits and wealth management services. Currently, Northwest operates 130 full-service financial centers and eleven free-standing drive-up facilities in Pennsylvania, New York, Ohio, and Indiana. Northwest

Bancshares, Inc.’s common stock is listed on the NASDAQ Global Select Market ("NWBI"). Additional information regarding Northwest Bancshares, Inc. and Northwest Bank can be accessed online at www.northwest.bank. About Penns Woods Bancorp, Inc. Penns Woods Bancorp, Inc. is the bank holding company for Jersey Shore State Bank and Luzerne Bank. The banks serve customers in North Central and Northeastern Pennsylvania through their retail banking, commercial banking, mortgage services, and financial services divisions. Penns Woods Bancorp, Inc. stock is listed on the NASDAQ Global Select Market under the symbol PWOD. Previous press releases and additional information can be obtained from the company’s website at www.pwod.com. Forward-Looking Statements - This release may contain forward-looking statements with respect to the proposed merger between Northwest and Penns Woods including, without limitation, statements with respect to the expected timing of and benefits of the proposed merger. Such statements are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including, without limitation: (1) the merger may not close in the prospective timeframe, or at all; (2) the businesses of Northwest and Penns Woods may not be integrated successfully or such integration may take longer to accomplish than expected; (3) the expected cost savings and any revenue synergies from the proposed merger may not be fully realized within the expected timeframes; and (4) disruption from the proposed merger may make it more difficult to maintain relationships with clients, associates, or suppliers. Management has no obligation to revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this release, except as required by law. Northwest Bancshares Contacts Investor Contact: Michael Perry, Corporate Development & Strategy (814) 726-2140 Media Contact: Ian Bailey, External Communications (380) 400-2423